As filed with the Securities and Exchange Commission on August 14, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Surf Air Mobility Inc.

(Exact name of registrant as specified in its charter)

Delaware	36-5025592
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Surf Air Mobility Inc.

12111 S. Crenshaw Blvd.
Hawthorne, CA 90250
(Address, including zip code, of Principal Executive Offices)

Surf Air Mobility Inc. Amended and Restated 2023 Equity Incentive Plan

(Full title of the plan)

Carl Albert

Surf Air Mobility Inc.
12111 S. Crenshaw Blvd.
Hawthorne, CA 90250
(424) 332-5480

(Name, address and telephone number, including area code, of agent for service)

COPY TO:

Sean C. Feller, Esq.

Gibson, Dunn & Crutcher LLP

2029 Century Park East, Suite 4000

Los Angeles, CA 90067-3026

Telephone: (310) 552-8500

Facsimile: (310) 551-8741

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Surf Air Mobility Inc. (the “Registrant”) pursuant to General Instruction E to Form S-8 for the purpose of registering an additional 11,307,522 shares of its common stock, par value $0.0001 per share (“Common Stock”), issuable under the Surf Air Mobility Inc. Amended and Restated 2023 Equity Incentive Plan (the “2023 Plan”), which includes (i) 3,807,522 shares of Common Stock added as an automatic annual increase pursuant to the evergreen provision in the 2023 Plan and (ii) 7,500,000 shares of Common Stock that were approved by the Registrant’s stockholders at the Registrant’s 2024 annual meeting of stockholders (collectively, the “New Shares”). The New Shares are in addition to the 7,500,000 shares of Common Stock registered on the Registrant’s Form S-8 (the “Prior Registration Statement”) previously filed with the Securities and Exchange Commission (the “Commission”) on July 26, 2023 (File No. 333-273444) with respect to the 2023 Plan.

As permitted by General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Prior Registration Statement, including all exhibits filed therewith or incorporated therein by reference, to the extent not otherwise amended or superseded by the contents hereof.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 8. Exhibits

Exhibit Number	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed on March 29, 2024).
4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K filed on March 29, 2024).
5.1*	Opinion of Gibson, Dunn & Crutcher LLP.
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Counsel (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page hereto).
99.1	Surf Air Mobility Inc. Amended and Restated 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 27, 2024).
107*	Filing Fee Table.

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hawthorne, State of California, on August 14, 2024.

SURF AIR MOBILITY INC.

By:	/s/ Deanna White
Deanna White
Interim Chief Executive Officer and Chief Operating Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Deanna White and Oliver Reeves, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Deanna White	Interim Chief Executive Officer and Chief Operating Officer (Principal Executive Officer)	August 14, 2024
Deanna White

/s/ Oliver Reeves	Chief Financial Officer (Principal Financial and Accounting Officer)	August 14, 2024
Oliver Reeves

/s/ Carl Albert	Chairman of the Board	August 14, 2024
Carl Albert

/s/ Sudhin Shahani	Co-Founder and Director	August 14, 2024
Sudhin Shahani

/s/ Tyrone Bland	Director	August 14, 2024
Tyrone Bland

/s/ John D’Agostino	Director	August 14, 2024
John D’Agostino

/s/ Bruce Hack	Director	August 14, 2024
Bruce Hack
/s/ Edward Mady	Director	August 14, 2024
Edward Mady

/s/ Tyler Painter	Director	August 14, 2024
Tyler Painter

/s/ Stan Little	Director	August 14, 2024
Stan Little